Exhibit 99.1

ARYA Sciences Acquisition Corp. to Commence Separate Trading of its Class A Ordinary Shares and Warrants on November 2, 2018

New York, NY, October 30, 2018 — ARYA Sciences Acquisition Corp. (the “Company”) (NASDAQ:ARYAU) today announced that the holders of the Company’s units may elect to separately trade the Class A ordinary shares and warrants underlying the units commencing on November 2, 2018. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on The Nasdaq Capital Market under the symbol “ARYAU”, and the Class A ordinary shares and the warrants are expected to trade under the symbols “ARYA” and “ARYAW”, respectively. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company's transfer agent, in order to separate the units into shares of Class A ordinary shares and warrants.

The units were initially offered by the Company in an underwritten offering. Jefferies LLC acted as the sole book-running manager and Chardan acted as the lead manager for the offering.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on October 4, 2018.

This press release shall not constitute an offer to sell nor the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the final prospectus relating to the offering may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, New York 10022, or by telephone at 877-547-6340, or by email at Prospectus_Department@Jefferies.com.

About ARYA

The Company is a newly organized blank check company newly incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company has not selected any business combination target and we have not, nor has anyone on our behalf, initiated any substantive discussions, directly or indirectly, with respect to identifying any business combination target.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company's initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact

Michael Altman

Chief Financial Officer of ARYA Sciences Acquisition Corp.

(646) 205-5300

ARYA@perceptivelife.com